Exhibit 4.25

DESCRIPTION OF
7.75% NOTES DUE DECEMBER 15, 2029

The following summary of our 7.75% Notes due December 15, 2029 (the “Notes”) is based on the Indenture between Apache Corporation (as successor to Apache Finance Canada Corporation and as guarantor) (the “Company”) and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A., formerly The Chase Manhattan Bank), as trustee, dated as of November 23, 1999 (as amended and supplemented, the “Indenture”).
This summary is not complete and is subject to, and qualified in its entirety by reference to, the Indenture. For a complete description of the terms of the Notes, refer to each of the Indenture filed as an exhibit to the Company’s Amendment No. 1 to Registration Statement on Form S-3, filed November 12, 1999; the Supplemental Indenture, dated as of August 14, 2017 (the “Supplemental Indenture”), filed as an exhibit to the Company’s Form 10-Q for the quarterly period ended September 30, 2017; and the Second Supplemental Indenture, dated as of December 16, 2019, filed as an exhibit to the Company’s Form 10-K for the fiscal year ended December 31, 2019.
Throughout this summary, references to “filed” refer to filings with the United States Securities and Exchange Commission; references to “debt securities” are to notes, bonds, debentures, and other evidences of indebtedness we may issue under the Indenture and include the Notes; and references to the “Company,” “we,” “our,” and “us” refer to Apache Corporation.
Obligor
The Company has been primary obligor on the Notes since August 14, 2017. Our subsidiary, Apache Finance Canada Corporation (“AFCC”), issued $300,000,000 aggregate principal amount of the Notes on December 13, 1999 under the Indenture and a Prospectus, dated November 12, 1999, as supplemented by a Prospectus Supplement, dated December 8, 1999 and filed December 9, 1999 (the “Prospectus Supplement” and together with the Prospectus, the “Prospectus”). Pursuant to the Indenture, the Company irrevocably and unconditionally guaranteed the Notes as to principal, premium, if any, interest and additional amounts, if any (the “Guarantee”). As permitted by the Indenture and pursuant to the Supplemental Indenture, the Company assumed the obligations of AFCC as obligor under the Notes and the Indenture; succeeded to, and was substituted for, and may exercise every right and power of, AFCC under the Notes and the Indenture; and AFCC was released from its liability as obligor upon the Notes and under the Indenture.
The Company is the primary obligor on the Notes; however, the Indenture permits assignment of the Notes to subsidiaries of the Company. Accordingly, this description summarizes provisions of the Indenture applicable to an obligor on the Notes, including the Company or a subsidiary of the Company, as primary obligor, and the Company, as guarantor.
Principal, Maturity, and Interest
The aggregate outstanding principal amount of the Notes is $300,000,000. The Notes are senior unsecured obligations of the Company. The Notes were issued in book-entry form as a global note registered in the name of Cede & Co. as nominee of The Depository Trust Company. See “Global and

Book-Entry Securities” below. The Notes were issued in denominations of $1,000 or integral multiples of $1,000.
We may issue and sell additional principal amounts of the Notes in the future without the consent of the holders of the Notes. Any additional Notes, together with the outstanding Notes, will constitute a single series of Notes under the Indenture.
The Notes mature on December 15, 2029.
Interest accrues on the Notes at the rate of 7.75% per year and is computed on the basis of a 360-day year comprised of twelve 30-day months. Interest is payable semi-annually in arrears on June 15 and December 15 of each year. We make each interest payment to the person in whose name the Notes are registered at the close of business on the immediately preceding June 1 or December 1, as the case may be, whether or not that date is a business day.
If any interest payment date, maturity date, or redemption date falls on a day that is not a business day, we make payment on the next business day and, unless we default on the payment, no interest accrues for the period from and after the interest payment date, maturity date, or redemption date.
If a change in control, as defined in the Indenture, occurs, each holder of Notes may elect to require us to repurchase the holder’s Notes. If a holder makes this election, we must purchase the holder’s Notes for their principal amount plus accrued interest to the purchase date. See “We are Obligated to Purchase Notes on a Change in Control” below.
With certain exceptions and pursuant to certain requirements set forth in the Indenture, the Company may discharge its obligations under the Indenture with respect to the Notes as described under “Discharge, Defeasance and Covenant Defeasance” below.
The Notes trade on the New York Stock Exchange under the symbol “APA/29.”
Optional Redemption
If certain Canadian tax law changes require the payment of additional amounts, we may redeem all, but not less than all, of the Notes at the principal amount of the Notes to be redeemed, plus accrued interest. See “Redemption for Taxation Reasons” below.
We will mail any notice of a redemption between 30 and 60 days before the redemption date to holders of Notes to be redeemed.
Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes.
Except as noted above, the Notes are not redeemable before maturity and will not be subject to any sinking fund.
Ranking
The Notes and the Guarantee are unsecured obligations of the Company and rank equally with all other unsecured and unsubordinated indebtedness of the Company. If Notes are assigned to a subsidiary of the Company as permitted by the Indenture, the Notes will be unsecured obligations of such subsidiary and rank equally with all other unsecured and unsubordinated indebtedness of such subsidiary.

Dividend and other distributions to us from our various subsidiaries may be subject to certain statutory, contractual, and other restrictions (including, without limitation, exchange controls that may be applicable to foreign subsidiaries). The rights of our creditors to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. The claims of holders under the Guarantee will be effectively subordinated to the claims of creditors of our subsidiaries other than, in the case of the Notes, the subsidiary primarily obligated thereon.
The Indenture does not restrict the amount of indebtedness that we or our subsidiaries may incur. Other than as described below under “The Indenture Limits Our Ability to Incur Liens,” “The Indenture Limits Our Ability to Engage in Sale/Leaseback Transactions” and “We are Obligated to Purchase Notes on a Change in Control,” the Indenture does not limit our ability to incur indebtedness or afford holders of debt securities protection if our credit quality declines or if we are involved in a takeover, recapitalization, restructuring, or highly leveraged or similar transaction.
The Indenture does not limit the amount of debt securities we may issue under the Indenture and provides that additional debt securities of any series may be issued up to the aggregate principal amount that we authorize from time to time.
Guarantee
With respect to Notes for which any of our subsidiaries becomes primary obligor, we irrevocably and unconditionally guarantee to each holder of Notes the due and punctual payment of the principal of, and any premium and interest on, the Notes, when and as it becomes due and payable, whether at maturity, upon acceleration, by call for redemption, repayment or otherwise in accordance with the terms of the Notes and of the Indenture. We (i) agree that, if an event of default occurs under the Notes, our obligations under the Guarantee will be as if we had issued the Notes, and will be enforceable irrespective of any invalidity, irregularity, or unenforceability of the Notes or the Indenture or any supplement thereto and (ii) waive our right to require the trustee or the holders to pursue or exhaust their legal or equitable remedies against our subsidiary before exercising their rights under the Guarantee.
The Indenture Limits Our Ability to Incur Liens
Nothing in the Indenture or the Notes in any way limits the amount of indebtedness or securities which we or our subsidiaries, as defined in the Indenture, may incur or issue. The Indenture provides that none of us or any of our subsidiaries may issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed secured by a mortgage, lien, pledge, security interest or other encumbrance — defined in the Indenture as “liens” — upon any of its property unless we provide that any and all debt securities then outstanding shall be secured by a lien equally and ratably with any and all other obligations secured by the lien. The restrictions on liens will not, however, apply to:

•	liens existing on the date of the Indenture or provided for under the terms of agreements existing on the date of the Indenture;

•
liens securing all or part of the cost of exploring, producing, gathering, processing, marketing, drilling or developing any of our or our subsidiaries’ properties, or securing indebtedness incurred to provide funds therefor or indebtedness incurred to finance all or part of the cost of acquiring, constructing, altering, improving or repairing those properties, or securing indebtedness incurred to provide funds therefor;

•	liens securing only indebtedness owed by one of our subsidiaries to us or to one or more of our subsidiaries;

•	liens on the property of any corporation or other entity existing at the time it becomes our subsidiary;

•
liens on any property to secure indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or indebtedness issued or guaranteed by the United States or any state or any department, agency or instrumentality of either or indebtedness issued to or guaranteed for the benefit of a foreign government or any state or any department, agency or instrumentality of either or an international finance agency or any division or department thereof, including the World Bank, the International Finance Corp. and the Multilateral Investment Guarantee Agency;

•	any extension, renewal or replacement or successive extensions, renewals or replacements of any lien referred to in the foregoing clauses that existed on the date of the Indenture;

•	certain other liens incurred in the ordinary course of business; or

•	liens which secure “Limited Recourse Indebtedness,” as defined in the Indenture.

In addition, the following types of transactions, among others, shall not be deemed to create indebtedness secured by liens:

•
the sale or other transfer of crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount that, the transferee will receive as a result of the transfer a specified amount of money or of crude oil, natural gas or other petroleum hydrocarbons;

•	the sale or other transfer of any other interest in property of the character commonly referred to as a production payment, overriding royalty, forward sale or similar interest; and

•
liens required by any contract or statute in order to permit us or one of our subsidiaries to perform any contract or subcontract made by it with or at the request of the U.S. government or any foreign government or international finance agency, any state or any department thereof, or any agency or instrumentality of either, or to secure partial, progress, advance or other payments to us or one of our subsidiaries by any of these entities pursuant to the provisions of any contract or statute.

The Indenture Limits Our Ability to Engage in Sale/Leaseback Transactions
Under the Indenture, neither we nor any of our subsidiaries may enter into any arrangement with any person, other than us or one of our subsidiaries, to lease any property to us or a subsidiary of ours for more than three years. For the restriction to apply, we or one of our subsidiaries must sell or plan to sell the property to the person leasing it to us or our subsidiary or to another person to which funds have been or are to be advanced on the security of the leased property. The limitation does not apply where:

•	either we or our subsidiaries would be entitled to create debt secured by a lien on the property to be leased in a principal amount equal to or exceeding the value of that sale/leaseback transaction;

•
since the date of the Indenture and within a period commencing six months before the consummation of that arrangement and ending six months after the consummation of the arrangement, we or our subsidiaries have expended or will expend for any property — including amounts expended for the acquisition, exploration, drilling or development of the property, and for additions, alterations, improvements and repairs to the property — an amount equal to all or a portion of the net proceeds of that arrangement and we or our subsidiaries designate that amount as a credit against that arrangement, with any amount not being so designated to be applied as set forth in the next item; or

•
during or immediately after the expiration of the 12 months after the effective date of that transaction, we or any of our other subsidiaries apply to the voluntary defeasance or retirement of the debt securities and or other senior indebtedness, as defined in the Indenture, an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in that transaction or the fair value of the property at the time of entering into the transaction, in either case adjusted to reflect the remaining term of the lease and any amount we utilize as set forth in the prior item. The amount will be reduced by the principal amount of senior indebtedness we voluntarily retire within that 12-month period.

Exempted Indebtedness
Notwithstanding the limitations on liens and sale/leaseback transactions described in this summary, we may create liens or enter into sale/leaseback transactions not otherwise permitted if immediately after the transaction, the sum of outstanding indebtedness for borrowed money incurred after the date of the Indenture and secured by these liens plus the attributable debt in respect of any sale/leaseback transaction entered into after the date of the Indenture does not exceed 10 percent of our consolidated net worth.
The Indenture Includes Events of Default
Any one of the following events will constitute an “event of default” under the Indenture:

•	if we fail to pay any interest on the Notes when due, and the failure continues for 30 days;

•	if we fail to pay principal of or any premium on the Notes when due and payable, either at maturity or otherwise;

•
if we fail to perform or breach any of the other covenants or warranties in the Indenture or the Notes — other than a covenant or warranty included in the Indenture solely for the benefit of a series of securities other than the Notes — and that breach or failure continues for 60 days after written notice as provided in the Indenture;

•
if any of our or any of our subsidiaries’ indebtedness, as defined in the Indenture, in excess of an aggregate of $25,000,000 in principal amount is accelerated under any event of default as defined in any mortgage, indenture or instrument and the acceleration has not been rescinded or annulled within 30 days after written notice as provided in the Indenture specifying the event of default and requiring us to cause that acceleration to be rescinded or annulled;

•
if we or any of our subsidiaries fail to pay, bond or otherwise discharge within 60 days of entry, a judgment, court order or uninsured monetary damage award against us or them in excess of an aggregate of $25,000,000 which is not stayed on appeal or otherwise being appropriately contested in good faith;

•	certain events of bankruptcy, insolvency or reorganization involving us or any of our subsidiaries; and

•	any other event of default provided in or pursuant to the Indenture with respect to the Notes.

If an event of default with respect to the Notes, other than an event of default described in the second to last and third to last items above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the Indenture, the holders of a majority in aggregate principal amount of the Notes may, under certain circumstances, rescind and annul the acceleration. If an event of default described in the second to last and third to last items above occurs, the principal amount and accrued interest — or a lesser amount as provided for in the Notes — will become immediately due and payable without any declaration or other act by the trustee or any holder.
Within 90 days after the occurrence of any event of default under the Indenture with respect to the Notes, the trustee must transmit notice of the event of default to the holders of the Notes unless the event of default has been cured or waived. However, except in the case of a payment default, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of the notice is in the interest of the holders of the Notes.
If an event of default occurs and is continuing with respect to the Notes, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the Notes by all appropriate judicial proceedings.
Subject to the duty of the trustee during any default to act with the required standard of care, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless the holders offer the trustee reasonable indemnity. Subject to indemnifying the trustee, and subject to applicable law and certain other provisions of the Indenture, the holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Notes.

We Are Obligated to Purchase Notes on a Change in Control
If a change in control, as defined in the Indenture, occurs, we must mail within 15 days a written notice regarding the change in control to the trustee and to every holder of the Notes. The notice must also be published at least once in an authorized newspaper, as defined in the Indenture, and must state:

•	the event causing the change in control and the date of the event;

•	the date by which notice of the change in control is required by the Indenture to be given;

•
the date, 35 business days after the occurrence of the change in control, by which we must purchase the Notes we are obligated to purchase pursuant to the selling holder’s exercise of rights on change in control;

•	the price we must pay for the Notes we are obligated to purchase;

•	the name and address of the trustee;

•	the procedure for surrendering Notes to the trustee or other designated office or agent for payment;

•	a statement of our obligation to make prompt payment on proper surrender of the Notes;

•	the procedure for holders’ exercise of rights of sale of the Notes; and

•	the procedures by which a holder may withdraw the notice after it is given.

After we give this notice we are obligated, at the election of each holder, to purchase those Notes.
Under the Indenture, a change in control is deemed to have occurred when:

•
any event requiring the filing of any report under or in response to Schedule 13D or 14D-1 pursuant to the Securities Exchange Act of 1934, as amended, disclosing beneficial ownership of either 50% or more of our common stock then outstanding or 50% or more of the voting power of our voting stock then outstanding;

•
the completion of any sale, transfer, lease, or conveyance of our properties and assets substantially as an entirety to any person or persons that is not our subsidiary, as those terms are defined in the Indenture; or

•
the completion of a consolidation or merger of us with or into any other person or entity in a transaction in which either we are not the sole surviving corporation or our common stock existing before the transaction is converted into cash, securities or other property and those exchanging our common stock do not, as a result of the transaction, receive either 75% or more of the survivor’s common stock or 75% or more of the voting power of the survivor’s voting stock.

We will not purchase any Notes if there has occurred and is continuing an event of default under the Indenture, other than default in payment of the purchase price payable for the Notes upon change in control. In connection with any purchase of Notes after a change in control, we will comply with all federal and state securities laws, including, specifically, Rule 13e-4, if applicable, of the Securities Exchange Act of 1934, and any related Schedule 13E-4 required to be submitted under that rule.
Discharge, Defeasance and Covenant Defeasance
We may discharge certain obligations to holders of any Notes that have not already been delivered to the trustee for cancellation and that:

•	have become due and payable;

•	will become due and payable within one year; or

•	are scheduled for redemption within one year.

To discharge the obligations with respect to the Notes, we must deposit with the trustee, in trust, an amount of funds in U.S. dollars sufficient to pay the entire amount of principal of, and any premium or interest on, the Notes to the date of the deposit if the Notes have become due and payable or to the maturity of the Notes, as the case may be.
The Indenture provides that, unless the provisions of section 402 of the Indenture are made inapplicable to the Notes, we may elect either

•	to defease and be discharged from any and all obligations with respect to the Notes, which is referred to as “legal defeasance”; or

•
to be released from the obligations with respect to the Notes under the covenants described in “The Indenture Limits Our Ability to Incur Liens” and “The Indenture Limits Our Ability to Engage in Sale/Leaseback Transactions” above or, if provided pursuant to section 301 of the Indenture, the obligations with respect to any other covenant, which is referred to as “covenant defeasance.”

In the case of legal defeasance, we will still retain some obligations in respect of the Notes, including the obligations:

•	to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the Notes;

•	to register the transfer or exchange of the Notes;

•	to replace temporary or mutilated, destroyed, lost or stolen Notes; and

•	to maintain an office or agency with respect to the Notes and to hold moneys for payment in trust.

After a covenant defeasance, any omission to comply with the obligations or covenants that have been defeased shall not constitute a default or an event of default with respect to the Notes.

To elect either legal defeasance or covenant defeasance we must deposit with the trustee, in trust, an amount, in U.S. dollars at the stated maturity, or in government obligations, as defined below, or both, applicable to the Notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on the Notes on their scheduled due date.
In addition, we can only elect legal defeasance or covenant defeasance if, among other things:

•
the applicable defeasance does not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	no default or event of default with respect to the Notes shall have occurred and be continuing on the date of the establishment of the trust; and

•
we have delivered to the trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred, and the opinion of counsel, in the case of legal defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture.

The Indenture defines government obligations as securities which are not callable or redeemable at the option of the issuer or issuers and are:

•	direct obligations of the United States, for the payment of which its full faith and credit is pledged; or

•
obligations of a person or entity controlled or supervised by and acting as an agency or instrumentality of the United States, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States.

Government obligations also include a depository receipt issued by a bank or trust company as custodian with respect to any government obligation described above or a specific payment of interest on or principal of or any other amount with respect to any government obligation held by that custodian for the account of the holder of the depository receipt, as long as, except as required by law, that custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian with respect to the government obligation or the specific payment of interest on or principal of or any other amount with respect to the government obligation evidenced by the depository receipt.
Under the Indenture, we are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the Indenture and as to any default in performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any event which after notice or lapse of time or both would constitute an event of default.

Modification and Waiver

We and the trustee may modify the Indenture or waive certain provisions of the Indenture with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected by the modification or waiver. However, provisions of the Indenture may not be waived or modified without the consent of the holder of each debt security affected thereby if the modification or waiver would:

•
change the stated maturity of the principal of, or premium, if any, on, or any installment of principal, if any, of or interest on, or any additional amounts payable with respect to, any debt security;

•	reduce the principal amount of, or premium or interest on, or any additional amounts payable with respect to, any debt security;

•	change the coin or currency in which any debt security or any premium or any interest on the debt security or any additional amounts payable with respect to the debt security is payable;

•
impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt securities or, in the case of redemption, exchange or conversion, on or after the redemption, exchange or conversion date or, in the case of repayment at the option of any holder, on or after the date for repayment or in the case of a change in control, after the change in control purchase date;

•	reduce the percentage and principal amount of the outstanding debt securities, the consent of whose holders is required in order to take certain actions;

•	change any of our obligations to maintain an office or agency in the places and for the purposes required by the Indenture;

•
modify or affect in any manner adverse to the holders of the debt securities the terms and conditions of our obligations regarding the due and punctual payment of principal or, any premium on or all interest on the debt securities; or

•	modify any of the above provisions.

The holders of at least a majority in aggregate principal amount of debt securities of any series may, on behalf of the holders of all debt securities of that series, waive our compliance with certain restrictive provisions of the Indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under the Indenture with respect to the debt securities of that series, except:

•	a payment default with respect to debt securities of that series; or

•	a default of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each debt security of any series.

Assignment to a Subsidiary
Under the Indenture, we may assign our obligations under the Notes to any of our subsidiaries and the new subsidiary will be treated, for all purposes, as our successor with respect to the Notes, provided that the conditions described under “Consolidation, Merger and Sale of Assets” below are satisfied.

Consolidation, Merger and Sale of Assets
We may, without the consent of the holders of the Notes, consolidate or merge with or into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person that is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of any domestic jurisdiction. We may also permit any of those persons to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, as long as any successor person assumes our obligations on the Notes and after giving effect to the transaction no event of default under the Indenture, and no event which, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing, and as long as some other conditions are met.
Also, the successor person to us must expressly agree in a supplemental indenture:

•
that all payments on the Notes in respect of the principal of and any premium and interest shall be made without withholding or deduction for any present or future taxes, duties, assessments or governmental charges of any nature imposed or levied by or on behalf of the person’s jurisdiction of organization or political subdivision or taxing authority, unless the taxes are required by the jurisdiction, subdivision or authority to be withheld or deducted, in which case the person will pay additional amounts so that after deducting the taxes the holder of Notes receives the same amount that the holder would have received if no withholding or deduction was required; and

•
to indemnify immediately the holder of Notes against any tax, assessment or governmental charge imposed on the holder or required to be withheld or deducted from any payment to the holder as a consequence of the transaction; and

•	any other tax costs or other tax expenses of the transaction.

If we or the successor person deliver an opinion of an independent counsel or a tax consultant of recognized standing that the holder will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the transaction, a holder will have this right to indemnification only if and when gain for U.S. federal income tax purposes is actually recognized by the holder.

Assumption of Obligations under the Notes by the Company

If any of our subsidiaries becomes obligated on the Notes, we may, at our option, assume obligations under the Notes if:

•	we expressly assume the obligations in an assumption agreement or supplemental indenture that is executed and delivered to the trustee in a form that is acceptable to the trustee;

•	no event of default and no event that after a notice or the lapse of time or both would become an event of default occurs and is continuing after giving effect to our assuming the obligations; and

•
we expressly agree in an assumption agreement or supplemental indenture to indemnify the holders of the debt securities against any tax assessment or government charge imposed on a holder or required to be withheld or deducted from any payment made to a holder, including any charge or withholding required on account of this indemnification, and any costs or expenses incurred by a holder on account of our assuming the obligations. If we deliver to the trustee an opinion of an independent tax counsel or consultant of recognized standing stating that the holders will not recognize income, gain or loss, for United States federal income tax purposes, as a result of assuming these obligations, then a holder will have the above indemnification rights only if and when gain for United States federal income tax purposes is actually recognized by a holder.

If we assume a subsidiary’s obligations, as described above, we will be substituted for the subsidiary for all purposes regarding the debt securities so assumed.

Payment of Additional Amounts

We must make all payments of, or in respect of, principal of and any premium and interest on the Notes without withholding or deduction for any taxes imposed or levied by or on behalf of any Canadian taxing authorities. If the taxing authorities nonetheless require us to withhold taxes, we must pay as additional interest an amount that will result, after deducting the taxes, in the payment to the holder of the Notes of the amount that would have been paid if no withholding was required. We are not required to pay this additional interest for or on account of:

•	any tax that would not have been imposed but for the fact that the holder

•
was a resident, domiciled or national of, or engaged in business or maintained a permanent establishment or was physically present in Canada or otherwise had some connection with Canada other than merely owning the Notes;

•	presented, if presentation is required, the Notes for payment in Canada, unless the Notes could not have been presented for payment elsewhere;

•
presented, if presentation is required, the Notes more than 30 days after the date on which the payment relating to the Notes first became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to the additional interest if it had presented the Notes for payment on any day within this 30 day period;

•	is not dealing with us, directly or indirectly, on an arm’s-length basis; or

•	entered into or participated in a scheme to avoid Canadian withholding tax that we neither were a party to nor participated in;

•	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

•	any tax that is payable other than by withholding or deduction from payments of, or in respect of, principal of or any premium or interest on the Notes;

•
any tax that is imposed or withheld because the holder or the beneficial owner of Notes failed, upon our request to provide information concerning the nationality, residence or identity of the holder or the beneficial owner, or to make any declaration or other similar claim or satisfy any information or reporting requirement that is required or imposed by Canadian federal income tax laws as a precondition to exemption from all or part of the tax, assessment or other governmental charge; or

•	any combination of four items listed above.

We also do not have to pay additional interest with respect to any payment of the principal of or any premium or interest on the Notes to any holder that is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would be required by the laws of Canada to be included in the income for tax purposes of a beneficiary or settlor with respect to a fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the additional interest if it held the Notes.

Any amounts paid by us, as guarantor, under the Indenture must be paid without withholding or deduction for any taxes imposed or levied by or on behalf of any U.S. taxing authority. If a U.S. taxing authority nonetheless requires us to withhold taxes, we must pay an additional amount so that the net amount paid to the holder, after deducting the taxes, is not less than the amount then due and payable on the Notes. We are not required to pay this additional amount to any holder of Notes who is:

•	subject to U.S. tax by reason of the holder being connected with the U.S. otherwise than by holding or owning the Notes; or

•	not dealing at arm’s length with us.

Where this summary mentions, in any context, the payment of principal of, or any premium or interest on, or in respect of, the Notes or the net proceeds received on the sale or exchange of the Notes, this amount shall be deemed to include the payment of additional amounts provided for in the Indenture to the extent that the additional amounts are, were or would be payable under the Indenture.

Redemption for Taxation Reasons

If Canadian taxing authorities change or amend their laws, regulations or published tax rulings or the official administration, application or interpretation of their laws, regulations or published tax rulings either generally or in relation to the Notes, and we determine that:

•	we will be required to pay any additional amounts under the Indenture or the terms of the Notes

•	in respect of interest on the next succeeding interest payment date; or

•
in respect of the principal of any discounted Notes on the date of the determination, assuming that a payment in respect of principal were required to be made on this date under the terms of the Notes; and

•	we cannot avoid paying the additional amount by taking reasonable measures available to us,

we may, at our option, redeem all, but not less than all, of the Notes in respect of which any additional amounts would be so payable at any time, upon not less than 30 nor more than 60 days’ written notice as provided in the Indenture. The redemption price will be equal to 100 percent of the principal amount of the Notes plus accrued interest to the date of redemption, except that any Notes that are discounted Notes may be redeemed at the redemption price specified in their terms, as long as:

•	no notice of redemption may be given earlier than 60 days before the earliest date on which we would be obligated to pay any additional amounts if a payment was due in respect of the Notes; and

•	at the time any redemption notice is given, the obligation to pay any additional amounts must remain in effect.
If

•
we have consolidated with or merged into, or conveyed or transferred or leased our properties and assets as an entirety or substantially as an entirety to, any person that is organized under the laws of any jurisdiction other than the United States or Canada;

•
as the result of any change in or any amendment to the laws, regulations or published tax rulings of the jurisdiction under which our successor is organized or of its political subdivisions or taxing authorities affecting taxation, or any change in the official administration, application or interpretation of its laws, regulations or published tax rulings either generally or in relation to the Notes, our successor must pay any additional amounts under the Indenture or the terms of the Notes

•	in respect of interest on the Notes on the next succeeding interest payment date; or

•	in respect of the principal of any discounted Notes on the date of the determination, assuming the principal must be paid on that date under the terms of the Notes; and

•	we or our successor taking reasonable measures cannot avoid this obligation,

we or our successor may redeem all, but not less than all, of the Notes in respect of which any additional amounts would be so payable at any time, upon not less than 30 nor more than 60 days’ written notice as provided in the Indenture, at a redemption price equal to 100 percent of the principal amount of the Notes plus accrued interest to the date fixed for redemption, unless otherwise specified in the Prospectus Supplement, except that any Notes that are discounted Notes may be redeemed at the price specified in the Notes’ terms. No notice of redemption may be given earlier than 60 days before the earliest date on which a successor must pay any additional amounts if a payment was due in respect of the Notes. Also, at the time any redemption notice is given, the successor’s obligation to pay any additional amounts must remain in effect.
Global and Book-Entry Securities
The Notes were issued in book-entry form as a global certificate deposited with The Depository Trust Company (DTC) and registered in the name of Cede & Co. as nominee of DTC. Unless and until it is exchanged in whole or in part for the individual Notes it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary,

•	by any nominee to the depositary itself or another nominee, or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

The following provisions generally apply to depositary arrangements.

The depositary for a global security in registered form or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of participants that have accounts with the depositary. Those accounts will be designated by the dealers, underwriters, or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the Indenture. Except as described below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the Indenture relating to those debt securities.

Payments of principal of, and any premium and interest on, individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing those debt securities.
Neither we, the trustee, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests of the global security.
We expect that the depositary or its nominee, upon receipt of any payment of principal, premium, or interest relating to a permanent global security representing the debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. Those payments will be the sole responsibility of those participants.
If the depositary for the Notes is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual Notes in exchange for the global security or securities representing the Notes. In addition, we may at any time in our sole discretion determine not to have any Notes represented by one or more global securities. In that event, we will issue individual Notes in exchange for the global security or securities. Further, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee, and the applicable depositary, receive individual Notes in exchange for those beneficial interests. In that instance, the owner of the beneficial interest will be entitled to physical delivery of individual Notes equal in principal amount to the beneficial interest and to have the Notes registered in its name. Those individual Notes will be issued in denominations, unless we specify otherwise, of $1,000 or integral multiples of $1,000.
No person that acquires a beneficial interest in Notes issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in the Prospectus. Unless and until definitive securities are issued under the limited circumstances described in the Prospectus, all references to actions by beneficial owners of securities issued in book-entry form refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to beneficial owners refer to payments and notices to DTC or Cede & Co., as the registered holder of the Notes.
None of Apache, the trustees, any registrar and transfer agent or any depositary, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a book-entry security.
The Prospectus contains additional information about book-entry securities and depository arrangements for global securities. The Prospectus also summarizes provisions of the Indenture concerning exchange, registration, and transfer of debt securities that are not global securities.
The Trustee
The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A., formerly The Chase Manhattan Bank), is trustee under the Indenture. This institution is trustee under certain other indentures pursuant to which we have issued other debt securities.